Pathways to Market Recent Projects Pink Express Design Studio Center Creative Team Ideation for Pink and EDS BBW Holiday Limited Design Services Henri Bendel Candle and Personal Care Tutti Dolci Outside partners Intimissimi Buy off existing lines BBW, VS, Bendel flagship strategies (beauty and lingerie) Ongoing retail testing for concept validation Co-development partnerships Bigelow L'Occitane (Le Couvent Des Minimes) Chantal Thomass (VS) Multiple other beauty discussions in progress with/for BBW, VS, Bendel Acquisition TBD